UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

August 12, 2004

(Date of earliest event reported)

Cephalon, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-19119	23-2484489
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer ID No.)

145 Brandywine Parkway West Chester, Pennsylvania		19380
(Address of principal executive offices)		(Zip Code)

(610) 344-0200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name, former address and former fiscal year,
if changed since last report)

Item 2.    Acquisition or Disposition of Assets.

(a)           On August 12, 2004 (the “Closing Date”), Cephalon, Inc. (“Cephalon” or the “Registrant”) completed its previously announced acquisition (the “Acquisition”) of all of the outstanding shares of capital stock of CIMA LABS INC., a Delaware corporation (“CIMA”).  The Acquisition was accomplished pursuant to an Agreement and Plan of Merger dated as of November 3, 2003 (the “Merger Agreement”), a copy of which was filed as Exhibit 2.1 to the Registrant’s Form 8-K dated November 3, 2003 and is incorporated herein by reference.  Pursuant to the Merger Agreement, Cephalon acquired CIMA through the merger of C MergerCo, Inc., a Delaware corporation and wholly owned subsidiary of Cephalon, with and into CIMA, with CIMA surviving as a wholly-owned subsidiary of Cephalon (the “Merger”).  In connection with the Merger, each outstanding share of CIMA common stock was converted into the right to receive $34.00 per share in cash.  Each outstanding option to purchase CIMA common stock, whether or not vested or exercisable, was converted into the right to receive in cash an amount equal to $34.00 less the exercise price for such option.  As a result of the Merger, CIMA became a privately-held company and wholly-owned subsidiary of Cephalon, and its stock is no longer publicly traded.  The purchase price of the Acquisition was funded from existing cash on hand.

(b)           The assets acquired pursuant to the Acquisition consist primarily of a headquarters and research facility, two manufacturing facilities, a packaging and distribution facility and various warehouses located in Minnesota, and are used by CIMA in connection with the development, sale and manufacture of pharmaceutical products.  The Registrant intends to continue the use of these assets for the development, sale and manufacture of pharmaceutical products.

Item 7.    Financial Statements, Pro Forma Financial Information and Exhibits.

(a)           Financial Statements of Business Acquired.

To be filed on Form 8-K/A as soon as practicable, but not later than 60 days after the date that this initial report on Form 8-K must be filed.

(b)           Pro forma Financial Information.

To be filed on Form 8-K/A as soon as practicable, but not later than 60 days after the date that this initial report on Form 8-K must be filed.

(c)           Exhibits.

Exhibit No.	Description of Document
2.1

Agreement and Plan of Merger, dated as of November 3, 2003, by and between Cephalon, Inc., CIMA LABS INC., and C MergerCo., Inc.  (previously filed as Exhibit 2.1 to the Registrant’s Form 8-K dated November 3, 2003).

99.1*	Press Release dated August 12, 2004: Cephalon, Inc. Announces Completion of Acquisition of CIMA LABS INC.

*  Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CEPHALON, INC.

Date: August 16, 2004	By:	/s/ J. Kevin Buchi
J. Kevin Buchi
Sr. Vice President & Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release dated August 12, 2004: Cephalon, Inc. Announces Completion of Acquisition of CIMA LABS INC.